EXHIBIT 10.3

SYZYGY LICENSING LLC – PARAMETRIC SOUND CORPORATION

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Agreement”) is made as of the day and year last written below (the “Effective Date”) by and between Syzygy Licensing, LLC, a Nevada limited liability company having an address of 8617 Canyon View Drive, Las Vegas, Nevada 89117 (“Assignor”), and Parametric Sound Corporation, a Nevada corporation having a business address of 1941 Ramrod Avenue, Suite 100, Henderson, Nevada 89014 (“Assignee”).  Assignor and Assignee are sometimes collectively referred to herein as “the Parties.”

RECITALS

WHEREAS, Assignor has developed or owns certain technology relating to improved systems and methods of processing media input to create parametric sound output (the ”Technology”), and is the owner of certain intellectual property in connection with this technology;

WHEREAS, Assignee has previously licensed and now desires to acquire, and Assignor desires to grant and sell, Assignor’s entire right, title and interest in the Technology.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1: “Intellectual Property” shall include the pending patent applications or issued patents listed in Exhibit A hereto and all inventions, developments, improvements, specifications, trade secrets, practices and procedures, and know-how owned or developed by Assignor that relate(s) to or cover(s) the Technology as well as any improvements thereto.

2.  ASSIGNMENT

2.1: Assignor agrees to assign, and hereby does assign, the Intellectual Property including, without limitation, the patent applications listed in Exhibit A.  The parties agree that a separate writing or writings may be recorded in any appropriate patent office to effectuate this assignment.  The parties agree to cooperate with one another in executing any documentation necessary to codify this assignment in any country.

2.2: Any trademarks or trade dress used by Assignor in connection with the Intellectual Property is hereby assigned to Assignee.  All good will associated with any trademark or trade dress is also hereby assigned by Assignor to Assignee.

3.  REVOCATION OF PREVIOUS LICENSE AND TERMS THEREUNDER

3.1:  Termination of Previous License: as of the Effective Date, the License Agreement entered into by Assignor and Assignee on September 27, 2010 (entitled “SYZYGY LICENSING LLC – PARAMETRIC SOUND CORPORATION LICENSE AND ROYALTY AGREEMENT”) is terminated in full.  The parties agree that no further writing shall be necessary to effectuate this License termination, and that no further royalties under the License Agreement shall be due as of the Effective Date.

4. CONSIDERATION

4.1:  In consideration for the rights conveyed by this Agreement, Assignee shall pay to Assignor the following:

4.1.1:  One million five hundred thousand (1,500,000) shares of common stock of Parametric Sound, having a par value of $0.001 (“Shares”); and $250,000 USD.

4.1.2:  The parties agree that the issuance and delivery of stock shall be due upon execution of this agreement.  The parties further agree that payment of the $250,000 shall be due in full on or before June 30, 2012. Assignor acknowledges that the shares are restricted securities and subject to substantial restrictions on resale.

5. INDEMNIFICATION

5.1:  Assignee agrees to release, indemnify and hold harmless Assignor, its managers, its officers, employees, and agents against any and all losses, expenses, claims, actions, lawsuits, judgments and damages (including attorney’s fees through the appellate level) which may be brought against either party, its managers, its officers, employees, and agents as a result of or arising out of any claim of infringement with respect to the use, manufacture, sale, distribution, or importation or exportation by Assignee of products covered by the Intellectual Property.  This section shall continue after the termination of this Agreement.

5.2:  Assignee agrees to release, indemnify and hold harmless Assignor, its managers, its officers, employees, and agents against any and all losses, expenses, claims, actions, lawsuits, judgments and damages (including attorney’s fees through the appellate level) which may be brought against either party, its managers its officers, employees, and agents as a result of or arising out of any product liability claim with respect to the use, manufacture, sale, distribution, or importation or exportation by Assignee of the products covered by the Intellectual Property.  This section shall continue after the termination of this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR:

6.1:  Assignor makes no representations or warranties to Assignee relating to patentability of the Technology, or potential infringement of any third-party intellectual property that may occur by practicing the Technology.

7. GOVERNING LAW

7.1:  This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the United States of America and the State of Nevada, where applicable, and the parties hereto consent to the jurisdiction of any appropriate federal or state court in and for the State of Nevada to resolve such disputes.

8. ATTORNEYS’ FEES

8.1:  In the event that any party hereto shall be in default or breach of this Agreement, said party shall be liable to pay all reasonable attorneys’ fees, court costs, and other related collection costs and expenses incurred by the non-defaulting or non-breaching party in prosecuting its rights hereunder.

9. BINDING EFFECT

9.1:  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, agents, representatives, officers, directors, successors and assigns.

10. CAPTIONS

10.1:  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

11. SEVERABILITY

11.1:  The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. In the event of the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, the parties agree that either the parties (by written amendment) or the court may narrow the provision in question or delete it entirely so as to comply with the decision of said court.

12. ENTIRE AGREEMENT

12.1:  This Agreement expresses and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements between the parties with respect thereto.  Except as expressly provided in this Agreement, there are no agreements, understanding, inducements or arrangements between the parties relating to the subject matter of this Agreement.  No subsequent alteration, amendment, change or addition to this agreement shall be binding upon either party unless reduced in writing and signed by them.

13. PREPARATION OF AGREEMENT

13.1:  The parties acknowledge and agree that they have both participated in the preparation of this Agreement and, in the event that any question arises regarding its interpretation, no presumption shall be drawn in favor of or against any party hereto with respect to the drafting hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement and have made it effective as of the day and year first written below:

Syzygy Licensing, LLC	Parametric Sound Corporation
Assignor:	Assignee:

By:/s/ JAMES A. BARNES	By: /s/ ROBERT M. KAPLAN
(signature)	(signature)

Title: Manager	Title: Director
Printed Name: James A. Barnes	Printed Name: Robert M. Kaplan
Date: December 29, 2011	Date: December 29, 2011

Exhibit A (Intellectual Property):

Title	TNW Docket Number
Parametric Transducer and Signal Processing Systems and Methods	01184-001.PROV
Parametric Signal Processing Systems and Methods	01184-006.NP1
Parametric Transducers and Related Methods	01184-006.NP2
Parametric Transducer Systems and Related Methods	01184-006.NP3
Improved Parametric Signal Processing and Emitter Systems and Related Methods	01184-006.PCT
Parametric Transducer System and Related Methods	01184-006.PROV